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                                                                  Exhibit 10.4

January 30, 2001
Page 1
EXHIBIT A


                            FORWARD INDUSTRIES, INC.
                            1801 Green Road, Suite E
                          Pompano Beach, Florida 33064


Mr. Michael Schiffman
7921 Tennyson Court
Boca Raton, Florida 33433


           RE:  FORWARD INDUSTRIES, INC. (THE "COMPANY")

Dear Michael:

         This is to confirm the Company's Agreement to grant to you promptly upon execution of a new Employment Agreement with the Company, the following options to acquire shares of the Company's common stock, $.01 par value per share (the "Shares"):

         1. Fully-vested option under the Company's 1996 Incentive Stock Option Plan (the "Plan") to acquire 150,000 Shares at an exercise price of $1.50 per Share for a five year period following the date of grant;

         2. Fully-vested option under the Plan to acquire 300,000 Shares at an exercise price of $2.00 per Share for a five-year period following the date of the grant. Upon such grant, your existing fully-vested option to acquire 300,000 shares at an exercise price of $2.00 until November 2001 shall be terminated;

         3. Options to acquire (a) 200,000 Shares for an exercise price of $3.25 per Share, vesting on the four-year anniversary of the date of grant; provided, however, that all such options shall vest immediately in the event that the Company's share price averages $3.50 per Share for 180 consecutive days (not less than 90 days of which shall be during the Employment Term, as defined in your Employment Agreement with the Company), based upon the average reported closing sales prices for the Shares on the NASDAQ small cap market and (b) 200,000 Shares for an exercise price of $2.50 per Share, vesting on the four-year anniversary of the date of grant; provided, however, that all such options shall vest immediately in the event that the Company's share price averages $5.00 per Share for 180 consecutive days ( not less than 90 days of which shall be during the Employment Term, as defined in your Employment Agreement with the Company), based upon the average reported closing sales prices for the Shares on the NASDAQ small cap market. The foregoing options shall expire five years after the date of such grant, provided you are still employed by the Company. If your


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January 30, 2001
Page 2
EXHIBIT A

              employment is terminated prior to the end of your Employment Term, all such options shall expire one year after the date of termination.

         The Company acknowledges that, you currently hold fully vested options to acquire (1) 200,000 Shares at $1.88 per share, exercisable until September 1, 2004 (the "$1.88 Options") and (2) an additional 200,000 Shares at $3.25 per share exercisable until September 16, 2004 (the "$3.25 Options"). Nothing contained herein shall effect the validity of the $1.88 Options. In consideration of the foregoing grants, you have agreed to the termination by the Company of the $3.25 Options.


                                           FORWARD INDUSTRIES, INC.




                                           By:  /s/____________________________
                                                   Jerome Ball
                                                   Chief Executive Officer


Acknowledged and Accepted



By: /s/__________________________
       Michael Schiffman
       DRW:cgc